UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 16, 2007
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31279 (Commission File Number)	33-0044608 (I.R.S. Employer Identification No.)
10210 Genetic Center Drive
San Diego, CA 92121
(Address of Principal Executive Offices)
(858) 410-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On April 16, 2007, Gen-Probe Incorporated (“Gen-Probe” or the “Company”) entered into an agreement (the “Agreement”) with Larry T. Mimms, Ph.D., Executive Vice President, Research and Development, whereby Dr. Mimms resigned from his employment with the Company as of the date of the Agreement. Dr. Mimms joined the Company in 1994 and was appointed Executive Vice President, Research and Development in June 2005.
     The Agreement provides that the Company will continue to pay Dr. Mimms’ current base salary (less applicable withholding taxes) through July 16, 2008. The Company will also provide Dr. Mimms and his eligible dependents with continued health care coverage until the earlier of (i) July 16, 2008 or (ii) the first date that Dr. Mimms is covered under another employer’s health benefit program providing substantially the same or better benefit options, without exclusion for any pre-existing medical condition. In addition, the Company will pay the premium for life insurance coverage selected by Dr. Mimms under the Company’s life insurance plan through July 16, 2008, subject to Dr. Mimms’ payment of the portion not contributed by the Company. The Company will also provide Dr. Mimms with transition support services through July 16, 2007 or, at Dr. Mimms’ option, $5,000 (less applicable taxes) in lieu thereof. Dr. Mimms is also entitled to compensation for his accrued but unused vacation, less applicable taxes.
     The Company and Dr. Mimms have agreed that performance of the Agreement by the Company will satisfy all of the Company’s obligations to Dr. Mimms in connection with his employment.
Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Please see the above disclosure regarding Larry T. Mimms.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gen-Probe Incorporated
Date: April 16, 2007	By:	/s/ R. William Bowen
R. William Bowen
Vice President and General Counsel